Exhibit 1.3

BY-LAWS

of the

MANAGEMENT BOARD

of

Nabriva Therapeutics AG

(Hereinafter referred to as “the Company”)

According to III section 8, paragraph 4 of the Articles of Association, the Supervisory Board of the Corporation has adopted the following By-Laws for the Management Board:

§ 1

General Provisions

1.1       The Management Board shall have direct responsibility for managing the Company in a way that is required for the benefit of the undertaking, taking into consideration the interest of the shareholders and the employees as well as the public interests in accordance with the provisions of the law and the Articles of Association.

1.2       In conducting the Company’s business, the Management Board shall observe the provisions of the Austrian Stock Corporation Act, the Articles of Association and these By-Laws (rules of procedure).

§ 2

Management

2.1       The Management Board shall consist of at least one but not more than five members. The appointment of authorized signatories (Prokuristen) is permitted.

2.2       If only one Management Board member is appointed, this member shall represent the Company individually, otherwise the Company shall be represented jointly by two Management Board members or by one Management Board member together with an authorized signatory. The Supervisory Board may grant all or particular members of the Management Board individual power of representation.

2.3       The Management Board shall make all decisions and directives, which are not reserved by statutory law, by the Articles of Association or by the By-Laws of the Management Board to the General Shareholders’ Meeting or the Supervisory Board. In conducting business, the members of the Management Board shall manage the business of the Company with the care of a prudent and diligent business manager and with all the restrictions stipulated by statutory law, the Articles of Association or these By-Laws, if any.

2.4       The Management Board conducts the business of the Company in its own responsibility according to consistent objectives, plans and guidelines. Notwithstanding the overall responsibility of the Management Board, each member of the Management Board acts in his/her own responsibility with regard to the department allocated to him/her but is required to subordinate the interests relating to such department to the welfare of the entire Company.

§ 3

Allocation of Business Responsibility

3.1       The Supervisory Board regulates the distribution of tasks within the Management Board and determines the rules of procedure. The allocation of the Business Responsibility is specified in Annex ./1.

3.2       In case of disagreements between individual members of the Management Board with regard to the delimitation of departments, the Supervisory Board shall decide.

§ 4

Collective Responsibility

Notwithstanding the responsibility for their departments, all members of the Management Board will regularly follow all generated information with regard to the progress of business operations of the Company in order to be able at any time to strive for minimizing threatening disadvantages or towards desirable improvements or useful alterations by appealing to the entire Management Board or in any other suitable manner.

§ 5

Legal Transactions Requiring Approval

5.1       Notwithstanding its management competences and duties, the Management Board requires the prior approval of the Supervisory Board for the following business transactions:

a)             approval of the Company’s operating and capital budgets;

b)             grant of an exclusive option or license to any of the Company’s material intellectual property rights;

c)              an entry into, amending or terminating contracts that are both (i) outside the scope of the Company’s most recently approved operating and capital budgets and (ii) are in excess of EUR 500,000;

d)             acquisition of all or substantially all of the properties, assets or stock of any other company or entity;

e)              the incurrence of indebtedness excess of EUR 250,000 (Euro two hundred and fifty thousand) in the aggregate;

f)               material amendments of the management contracts of the Management Board of the Company;

g)              commencement or settlement of material litigation;

h)             all measures requiring approval of the Supervisory Board pursuant to section 95, paragraph 5 of the Austrian Stock Corporation Act.

5.2       By way of resolution, the Supervisory Board may subject further types of business transactions to its approval, if required by law or deemed necessary.

§ 6

Granting of Approval

6.1       The approval of the business transactions listed in section 5, paragraph 1 will be granted by the Supervisory Board in accordance with the Articles of Association.

6.2       The right and/or the obligation of the Management Board to obtain such approval from the General Shareholders’ Meeting in case of a denial remains unaffected.

§ 7

Coordination

The members of the Management Board regularly inform each other about all essential occurrences and the state of business in their departments.

§ 8

Information of the Supervisory Board

8.1       The Management Board shall report to the Supervisory Board at regular intervals about the business situation and the general development as well as about all individual issues of a basic type or of higher importance (section 81 of the Austrian Stock Corporation Act).

8.2       The above information and the information under section 9 below shall be provided to the entire Supervisory Board in each case.

§ 9

Right to Information of the Members of the Supervisory Board

9.1       The reports to be submitted to the Supervisory Board pursuant to section 81 of the Austrian Stock Corporation Act shall provide information on the course of business, the situation of the company and of the companies in which the Company has shareholdings. The Supervisory Board shall be entitled to re-determine the catalogue of transactions to be reported and the scope of the reporting obligation at any time within the limits of statutory provisions.

9.2       The Management Board is obligated to submit an investment program and a business plan for each budget period and to obtain the approval of the Supervisory Board thereto.

9.3       The Supervisory Board shall be entitled to request, at any time, further reports from the Management Board on any matter pertaining to the Company or the companies in which the Company has shareholdings.

9.4       Furthermore, the Management Board informs the members of the Supervisory Board about all significant occurrences in connection with the Company without undue delay (unverzüglich).

§ 10

Assumption of Offices

Members of the Management Board require, subject to the provisions of the following paragraph, the prior approval of the Supervisory Board for the assumption of a public office or the office as supervisory board member or a similar position in an Austrian or international company, corporation or institution, or in an Austrian or international association.

§ 11

Meetings and Resolutions

11.1     In principle, the Management Board makes its decisions in meetings of the Management Board. Meetings shall, as a rule, take place every two weeks. In case of urgency or upon a request from a member of the Management Board, a meeting of the Management Board shall take immediately. Meetings of the Management Board must always take place if the welfare of the Company requires. Resolutions may also be adopted in writing, if a member of the Management Board requests such written resolution and no other member of the Management Board expressly objects to this method of procedure.

11.2     Each member of the Management Board has the right to request that issues identified by him/her are included in the agenda.

11.3     The agenda and the necessary documents relating to the items on the agenda are to be made available to each member of the Management Board in due time so that a sufficient preparation of the entire Management Board is possible.

11.4     If possible, the Management Board shall pass its resolutions unanimously. Resolutions that were not passed unanimously will be marked in the minutes of the meeting with the respective number of votes cast.

11.5     The Management Board is only quorate if two-thirds of its members are present. Representation is only permitted by another member of the Management Board. Resolutions are adopted by a simple majority of votes cast. In case of a tie of votes the vote of the Chief Executive Officer shall count double.

11.6     Matters from the department of a member of the Management Board who is not present at the meeting shall only be negotiated and decided if it is expected that the respective member will also be absent at the next meeting and if the matter allows no delay. The respective member of the Management Board must be immediately informed about the decision.

11.7     Minutes of meeting shall be drawn up of all Management Board meetings and shall be signed by the Management Board members attending.

§ 12

Decision-Making Powers of the Management Board

12.1     The entire Management Board makes decisions on all matters that are of particular importance and significance for the Company or its subsidiaries and participation companies, in particular upon:

a)             matters for which the statutory law, the Articles of Association or the By-Laws provide a decision by the Management Board,

b)             the annual financial statements of the Company,

c)              matters that are to be presented to the Supervisory Board,

d)             convening of the General Shareholders’ Meeting and applications as well as proposals of the Management Board with regard to the passing of resolutions by the General Shareholders’ Meeting.

12.2     Furthermore, matters that are presented for decision by the other members of the Management Board to the entire Management Board are also subject to the majority decision of the entire Management Board.

§ 13

Implementation of Decisions

The implementation of the measures resolved upon by the entire Management Board is initiated by the respective competent members of the Management Board. Insofar as an allocation of business responsibilities has not yet been made, the initiation and execution are incumbent on the Supervisory Board.

§ 14

Committees

The Management Board has the right to establish committees and to determine their tasks. The committees are obliged to report to the entire Management Board.

§ 15

Entry into Effect

These By-Laws shall enter into force on 19 April 2016.

Annex ./1

Allocation of Business Responsibilities

According to section 3 of these By-Laws, all of the Business Responsibilities are allocated to Dr. Broom